UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

Domtar Corporation

(Exact name of registrant as specified in its charter)

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On June 21, 2021, Domtar issued the following communication to its employees:

Paper Excellence transaction remains on track

Read more for a summary of next steps as Domtar prepares for a change in ownership.

The merger agreement between the Paper Excellence group of companies and Domtar to acquire all outstanding shares of Domtar stock at $55.50 per share is proceeding as expected. The following summarizes some of the next steps as Domtar prepares for a change from public to private ownership.

A key part of the process is for shareholders of Domtar stock to vote on whether the merger should be approved. To assist shareholders in understanding the value of this offer, Domtar will file a proxy with the U.S. Securities and Exchange Commission (SEC), the federal agency that oversees publicly traded companies to protect the interests of stockholders. Domtar filed a preliminary version of this proxy on June 9 to enable the SEC to review and comment on the information contained within the proxy.

After addressing any comments that the SEC may offer, Domtar will send the final proxy to its stockholders. It will include instructions to stockholders on how to vote their shares to accept or decline the purchase offer.

Stockholders will be given a number of days to vote. At the conclusion of voting, an independent agent will count and certify the results at a special, virtual meeting of stockholders. That meeting has not yet been scheduled.

While the progress continues on the shareholder front, other aspects of the acquisition are moving forward.

The transaction must be cleared by competition authorities in several countries where both Domtar and Paper Excellence companies do business. The aim of these regulatory reviews is to ensure that the proposed merger does not harm competition.

At the same time, Paper Excellence will be arranging financing to execute the transaction.

A carefully sequenced set of actions will then guide the closing of the transaction. Domtar’s stock will be delisted from the New York and Toronto stock exchanges, and stockholders will be paid for their shares through a third party. Domtar’s Board of Directors will be dissolved as Domtar will be merged into a newly formed Delaware company that was specifically set up to support this transaction. When Domtar is merged into this newly formed company, the newly formed company is dissolved and Domtar will remain.

Domtar will emerge from this process as an independent subsidiary within the Paper Excellence family of companies.

Given the different workstreams and governmental agencies involved in this process, it is not possible to accurately predict when the transaction will close. However, it is expected that the transaction will close before the end of 2021. More information about timing will be shared when it is available.

Please continue to ask any questions you have about the pending change in ownership via the Ask Our Leaders a Question button on Canopy, or by email to communications@domtar.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between Domtar and Karta Halten B.V. In connection with the proposed merger, Domtar has filed a preliminary proxy statement with the SEC. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Security holders may obtain a free copy of the proxy statement and other documents filed by Domtar with the SEC at http://www.sec.gov. Free copies of the proxy statement and Domtar’s other filings with the SEC may also be obtained from Domtar. Free copies of documents filed with the SEC by Domtar will be made available free of charge on Domtar’s investor relations website at https://www.domtar.com/en/who-we-are/investors-governance/investors.

PARTICIPANTS IN THE MERGER SOLICITATION

Domtar and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Domtar’s stockholders in respect of the proposed merger. Information about the directors and executive officers of Domtar is set forth in Domtar’s annual proxy, which was filed with the SEC on March 25, 2021. Stockholders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed merger.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein, and other written and oral statements made from time to time by us or on our behalf are based on current expectations, projections about operations, industry conditions, financial condition, and liquidity, may not relate strictly to historical or current facts and may contain forward-looking statements that reflect our current views with respect to future events and financial performance including the proposed transaction between Domtar and Parent. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “anticipate”, “believe”, “expect”, “intend”, “aim”, “target”, “plan”, “continue”, “estimate”, “project”, “may”, “will”, “should” and similar expressions. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Many risks, contingencies and uncertainties could cause actual results to differ materially from our forward-looking statements.